EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Duff Anderson Solebury Communications Group 678-421-3800 danderson@soleburycomm.com

PRIMEDIA REPORTS SECOND QUARTER 2009 RESULTS

– Announces Regular Quarterly Dividend –

ATLANTA (August 6, 2009) – PRIMEDIA Inc. (NYSE: PRM), a leading provider of print, Internet and mobile solutions to help consumers find a place to live, today reported results for the quarter ended June 30, 2009.

Second Quarter Highlights

•	Total revenue of $65.2 million, representing an $11.6 million decrease compared to second quarter 2008, primarily due to lower New Homes and DistribuTech revenue.
•	Apartments, the Company’s largest division, representing 92% of second quarter advertising revenue, recorded a 1.0% decline in revenue compared to second quarter 2008.
•	Adjusted EBITDA decreased $1.3 million to $13.6 million; however, Adjusted EBITDA margin increased to 20.9% from 19.4% compared to second quarter 2008.
•	Provision for restructuring costs was $21.5 million, primarily as a result of previously announced actions to optimize the Company’s distribution footprint by eliminating underperforming locations.
•

Income from Continuing Operations decreased $11.8 million to $(8.3) million, or $(0.19) per common share, primarily due to lower revenue and higher restructuring costs, partially offset by gain on redemption of debt.

•	Net Loss of $(11.8) million, or $(0.27) per common share.
•	Retired $14.0 million in long-term debt, resulting in a net gain of $3.6 million.

Adjusted EBITDA is a non-GAAP financial measure that is described and reconciled to the corresponding GAAP measure in the accompanying Financial Tables.

“We strengthened our competitive positioning and made significant improvements in operating efficiency during the second quarter,” said Charles Stubbs, president and CEO of PRIMEDIA. “Despite challenging economic conditions, our Apartments businesses achieved gains in customer count, expanded markets and produced relatively stable financial results. The ongoing weakness in the residential real estate market continued to adversely impact our New Homes and DistribuTech businesses, which contributed to a decline in total revenue.

“We generated strong cash flow and improved the overall financial health of the organization by effectively executing against our strategic objectives and initiatives,” added Mr. Stubbs. “By applying rigorous financial discipline to all of our operations, we now expect to reduce our 2009 operating expenses by at least $20 million compared to the 2008 operating expense base, a $5 million improvement over the objective that we announced earlier this year. PRIMEDIA has a strong financial foundation, and we remain committed to managing our businesses with focused discipline, while investing in growth opportunities to increase our customer count and enhance long-term shareholder value.”

Second Quarter Revenue and Operations

Apartments – Apartment Guide, ApartmentGuide.com, Rentals.com and RentalHouses.com

The Apartments division, representing approximately 92% of second quarter 2009 advertising revenue, declined by 1.0% to $51.9 million from $52.5 million. Apartment Guide and ApartmentGuide.com increased customer count and grew the number of apartment community listings, while revenue declined 1.2% due to expansion of lower-priced offerings and declines in premium advertising spending. Revenue from the Company’s online single-unit real estate rental product line, Rentals.com, increased by 2.9% compared to the second quarter of 2008, primarily due to an increase in customer listings. The Company currently anticipates that Apartments division revenue for 2009 is likely to be essentially flat to slightly down compared to last year, primarily as clients struggle with the weakened national economy. During the second half of 2009, the Company is focused on continuing to grow its customer count in its largest business, Apartment Guide, while enhancing the product portfolio. The Company will continue to increase its investment in search engine optimization and marketing over the prior year. The Apartment Guide and ApartmentGuide.com mobile platform recently expanded through the launch of its Android application, while its iPhone app has generated over 300,000 downloads. The Company also intends to continue to grow its Rentals.com business by focusing on driving revenue and improving site engineering and performance, while increasing traffic, primarily through search engine optimization.

New Homes – NewHomeGuide.com, AmericanHomeGuides.com

Revenue from New Homes, representing approximately 8% of second quarter 2009 advertising revenue, declined by 56.0% to $4.7 million from $10.5 million in the second quarter of 2008. The U.S. recession, particularly as it affects the residential real estate market, continues to adversely impact this business. The revenue decline was primarily due to reductions in the number of new home community listings and revenue per community.

The Company anticipates continued pressure on this business for the foreseeable future and remains focused on reducing costs for this business to offset expected revenue losses and maintaining close relationships with its advertising clients to best position this business for opportunities as macroeconomic conditions improve. The Company currently expects full year percentage decline in revenue for this business to exceed that experienced during the second quarter of 2009 compared to the same period in 2008. The Company suspended two publications during the quarter and may suspend additional, less effective publications based on local market conditions. The Company has increased its focus on its Internet offerings in all markets through NewHomeGuide.com and related websites.

DistribuTech

DistribuTech, the Company’s print distribution operation, generated revenue of $8.6 million, compared to $13.8 million in the second quarter of 2008, a 37.4% decline. This decline was primarily due to the ongoing impact of lost business from third-party customers, who are scaling back or ceasing to publish resale home and automotive and employment classifieds publications or providing an Internet-only product, and a decrease in the average revenue per pocket due to continued decline in demand.

During the quarter, the Company eliminated approximately 2,000 retail locations as part of its initiative to optimize the distribution footprint by eliminating underperforming locations. These actions were the main driver of the $21.5 million in restructuring costs in the second quarter. The Company currently expects full year percentage decline in revenue for this business to exceed that experienced during the second quarter of 2009 as compared to the same period in 2008. For the remainder of the year, the Company intends to continue to reduce the cost structure of this business to offset, in part, expected revenue losses. The Company’s overall goal is to create a more efficient distribution network for the longer term by streamlining the expense structure of this business.

Other Second Quarter Financial Highlights

Operating Expenses

The decrease in Operating Expenses by 16.7% to $51.6 million was driven primarily by reductions in General and Administrative, Distribution and Circulation, and Cost of Sales. This reflects a post-headquarters relocation overhead structure, the reduction of certain professional fees and the initial results of various cost-cutting initiatives, partially offset by an incremental increase in Internet and sales channel expenses of $1.2 million. The total net expense savings from the cost-cutting initiatives were previously targeted to be at least $15.0 million compared to the 2008 operating expense base. The Company now expects that these initiatives will generate at least $20.0 million in savings during 2009. Adjusted EBITDA

Total Adjusted EBITDA decreased 8.4% to $13.6 million from $14.9 million. This decline was driven primarily by a decrease in revenue of $11.6 million and $1.2 million increase in Internet and the sales channel spend. This was partially offset by lower non-revenue generating headcount, the completion of the headquarters relocation and initiatives to reduce operating expenses. Adjusted EBITDA as a percentage of total net revenue increased to 20.9% from 19.4% in the second quarter of 2008 and from 16.8% in the first quarter of 2009.

Income and Earnings per Share from Continuing Operations

Income from continuing operations decreased to $(8.3) million from $3.5 million in the second quarter of 2008. Earnings per share from continuing operations decreased $0.27 to $(0.19) from $0.08 in the second quarter of 2008. These decreases were primarily due to lower revenue of $11.6 million and a $20.3 million increase in restructuring costs, primarily for retail display allowances, partially offset by cost and expense reductions of $11.2 million and a $3.6 million net gain on redemption of debt.

Net Income

Net income decreased $13.7 million to $(11.8) million, compared to $1.9 million in the second quarter of 2008. This reduction was primarily due to lower income from continuing operations and a $1.9 million decrease in income from discontinued operations, net of tax.

Free Cash Flow and Capital Expenditures

Free cash flow was $6.0 million compared to $(1.1) million for the second quarter of 2008. This change was primarily due to a $15.8 million federal income tax refund, partially offset by prepayments associated with distribution locations. The Company invested $2.5 million in capital expenditures, compared to $2.9 million in the second quarter of 2008. Free cash flow is a non-GAAP financial measure that is described and reconciled to the corresponding GAAP measure in the accompanying Financial Tables.

Balance Sheet

As of June 30, 2009, the Company’s cash and cash equivalent balance was $2.1 million, versus $6.8 million as of June 30, 2008. The Company had debt, net of cash, of $231.0 million at June 30, 2009, compared to net debt of $247.1 million at June 30, 2008. In addition to the required quarterly repayment under the Company’s Term Loan Facility and repayment of $4.4 million outstanding under the revolving credit facility, the Company used excess cash to retire an incremental $14.0 million of its Term Loan B Facility.

Dividend

The Board of Directors of the Company has authorized a regular quarterly cash dividend of $0.07 per share of common stock, payable on September 2, 2009, to stockholders of record on August 17, 2009. The Company currently expects to continue to pay a regular quarterly dividend.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 10:00 A.M. Eastern time. The call can be accessed live over the phone by dialing 1-877-941-1465 or for international callers, 1-480-629-9678. The passcode is 4117044. Additionally, a live audio webcast will be available to interested parties for a limited time only at www.primedia.com under the Investor Relations section.

A recorded version will be available after the conference call at 1-800-406-7325 in the U.S. or 1-303-590-3030 if you are outside the U.S. The replay ID is 4117044. The recorded version will be available shortly after the completion of the call until midnight, Eastern time, August 13, 2009.

# # #

About PRIMEDIA Inc.

PRIMEDIA Inc. helps millions of consumers nationwide find a place to live through its innovative print, Internet and mobile solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, Rentals.com and NewHomeGuide.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property managers, landlords, new home builders and real estate professionals. For more information, visit www.primedia.com.

Forward-looking Statements

This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these risks and uncertainties are beyond the ability of the Company to control or predict. These potential risks and uncertainties include, among others, general economic trends and conditions and, in particular, related adverse trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition; the implementation and results of the Company’s ongoing strategic and cost-cutting initiatives; the demand by customers for the Company’s premium services; and expenses or adverse results from litigation. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of August 6, 2009. The Company undertakes no duty to update or otherwise revise the information contained in this release.

PRIMEDIA, Apartment Guide, ApartmentGuide.com, My.ApartmentGuide.com, Rentals.com, RentalHouses.com and NewHomeGuide.com are trademarks and/or registered trademarks of PRIMEDIA Inc. iPhone is a trademark of Apple, Inc. Android and Android Market are trademarks of Google.

© PRIMEDIA Inc. 2009. All rights reserved.

Financial Tables follow

PRIMEDIA Inc.
Financial Tables (Unaudited)
($ in millions, except per share amounts)(A)

Operational Data (Including Reconciliation of Adjusted EBITDA to Net Income)

	Three Months Ended					Six Months Ended
	June 30,					June 30,
	2009		2008		2009		2008

Revenue, Net:
Apartments	$51.9		$52.5		$103.9		$104.4
New Homes	4.7		10.5		10.7		22.2
Total Advertising Revenue	56.6		63.0		114.6		126.6
Distribution	8.6		13.8		19.1		27.7
Total Revenue, Net	$65.2		$76.8		$133.7		$154.3

Cost of Goods Sold	$6.0		$8.3		$12.5		$17.0
Marketing and Selling	20.1		19.4		40.4		39.6
Distribution and Circulation	15.8		21.4		35.0		42.6
General and Administrative Expenses	9.7		12.8		20.7		27.3
Total Operating Expenses	$51.6		$61.9		$108.6		$126.5

Adjusted Earnings before Interest, Taxes, Depreciation, Amortization
and Other Credits (Charges) (B) (Adjusted EBITDA) (C)	$13.6		$14.9		$25.1		$27.8

Depreciation and Amortization of Property and Equipment	(3.4)		(3.3)		(6.9)		(6.6)
Amortization of Intangible Assets	(0.6)		(0.6)		(1.2)		(1.4)
Non-Cash Compensation	(0.5)		(0.3)		(0.9)		(0.3)
Provision for Restructuring Costs	(21.5)		(1.2)		(25.8)		(1.7)
Interest Expense	(4.2)		(4.9)		(8.5)		(9.9)
Amortization of Deferred Financing Costs	(0.2)		(0.2)		(0.5)		(0.4)
Other Income, Net	4.4	(D)	0.4		6.5	(D)	0.5
Income Before Benefit (Provision) for Income Taxes	(12.4)		4.8		(12.2)		8.0

Benefit (Provision) for Income Taxes	4.1		(1.3)		3.6		(2.3)

(Loss) Income from Continuing Operations	(8.3)		3.5		(8.6)		5.7

Discontinued Operations	(3.5)	(E)	(1.6)	(E)	(2.8)	(E)	9.8	(E)
Net (Loss) Income	$(11.8)		$1.9		$(11.4)		$15.5
Basic and Diluted Earnings (Loss) per Common Share:
Continuing Operations	$(0.19)		$0.08		$(0.20)		$0.13
Discontinued Operations	(0.08)		(0.04)		(0.06)		0.22
Net (Loss) Income	$(0.27)		$0.04		$(0.26)		$0.35

Basic Common Shares Outstanding (weighted-average)	44,084,940		44,174,533		44,102,117		44,173,225

Diluted Common Shares Outstanding (weighted-average)	44,084,940		44,189,055		44,102,117		44,196,524

Capital Expenditures, net	$2.5		$2.9		$4.5		$5.8

Balance Sheet Data

	At June 30,		At December 31,		At June 30,
	2009		2008		2008

Cash and cash equivalents	$2.1		$31.5		$6.8
Total debt, including current maturities	$233.1		$261.8		$253.9
Common shares outstanding	44,146,959		44,188,550		44,175,009

Reconciliation of Free Cash Flow to Cash Provided By (Used In) Operating Activities

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net cash provided by (used in) operating activities	$8.6	$1.9	$5.0	$(14.7)

Additions to property and equipment	(2.5)	(2.9)	(4.5)	(5.8)
Capital lease payments	(0.1)	(0.1)	(0.3)	(0.2)

Free Cash Flow (F)	$6.0	$(1.1)	$0.2	$(20.7)

Supplemental information:

Cash paid for interest (including interest on capital leases and restructured contracts)	$4.2	$4.4	$8.9	$9.4

Cash (refunded) paid for taxes, net	$(18.1)	$1.4	$(18.1)	$16.9

(A) Slight variations due to rounding.

(B) Other credits (charges) include non-cash compensation and provision for restructuring costs.

(C) Use of the Term Adjusted EBITDA - Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other. The Company believes that adjusted EBITDA provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. These operating performance results are used by the Company’s chief operating decision maker to make decisions about resource allocation and to assess performance.

Adjusted EBITDA is not intended to be, and should not be considered as, an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate adjusted EBITDA in an identical manner, and, therefore, it is not necessarily comparable between companies.

(D) During the three and six months ended June 30, 2009, the Company sold certain cost-method investments for cash and recorded a gain of $0.5 million and $2.3 million, respectively. In addition, the Company retired $14.0 million in long-term debt, resulting in a net gain of $3.6 million during the three and six months ended June 30, 2009.

(E) For the three and six months ended June 30, 2009, the Company recognized an estimated tax benefit of $0.1 million and $0.2 million, respectively, in discontinued operations. For the three and six months ended June 30, 2008, the Company recognized an estimated tax benefit of $0.6 million and $11.9 million, respectively, in discontinued operations, primarily as a result of its ability to carry back a projected 2008 net operating loss (for tax purposes)
against taxes paid on a portion of the 2007 gain on divestures of certain subsidiaries.

(F) Use of the Term Free Cash Flow - Free cash flow is defined as net cash provided by (used in) operating activities, adjusted for additions to property and equipment, and capital lease payments. Discontinued operations are included until sold or shut down.

The Company believes that the use of free cash flow enables the Company’s chief operating decision maker to make decisions based on the Company’s cash resources. The Company believes that free cash flow provides useful information to investors as it is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt, make strategic investments and pay dividends.

Free cash flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free cash flow, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define free cash flow in an identical manner, and, therefore, it is not necessarily comparable between companies.